EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three month periods ended March 31, 2007 and 2006.


                                                     Three Months Ended                  Three Months Ended
                                                       March 31, 2007                      March 31, 2006
                                                       --------------                      --------------
                                              Income                               Income
                                           Available to                         Available to
                                              Common               Per-Share       Common               Per-Share
                                           Stockholders    Shares    Amount     Stockholders    Shares    Amount
                                           ------------    ------    ------     ------------    ------    ------
Net income                                 $12,374,829                           $3,312,594
 Less: preferred stocks dividends              (12,488)                             (12,488)
                                            ----------                            ---------
Income available to common stockholders    $12,362,341   34,999,000   $0.35      $3,300,106   33,470,000   $0.10
                                                                       ====                                 ====

Effect of dilutive securities:

  Stock options and warrants                         0    5,536,000   (0.05)              0    1,417,000   (0.01)
  Preferred stock                               12,488      568,000       0          12,488      568,000       0
                                            ----------   ----------    ----       ---------   ----------    ----
Income available to common
stockholders and assumed
conversion                                 $12,374,829   41,103,000   $0.30      $3,312,594   35,455,000   $0.09
                                            ==========   ==========    ====       =========   ==========    ====